 Exhibit 15.4

Exhibit 15.4 Consent of the Independent Registered Public Accounting Firm Board of Directors Credit Suisse AG We consent to the incorporation by reference in the registration statement (No. 333-238458) on Form F-3 of Credit Suisse AG of our report dated March 25, 2020 with respect to the consolidated statements of operations, comprehensive income, changes in equity and cash flows of Credit Suisse AG and subsidiaries (the “Bank”) for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2021 annual report on Form 20-F of the Bank. KPMG AG /s/ Nicholas Edmonds /s/ Corina Wipfler Nicholas Edmonds Corina Wipfler Licensed Audit Expert Licensed Audit Expert Zurich, Switzerland March 10, 2022